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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2)*



                       Motorcar Parts & Accessories, Inc.
      -------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
      -------------------------------------------------------------------
                         (Title of Class of Securities)

                                   620071 10 0
                -------------------------------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement [_]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SEC 1745 (2-95)
                                Page 1 of 4 pages

                                       13G
---------------------                                          -----------------
CUSIP NO. 620071 10 0                                          PAGE 2 OF 4 PAGES
---------------------                                          -----------------

================================================================================
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Mel Marks
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [_]
                                                                   (b) [_]

         N/A
--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         USA
--------------------------------------------------------------------------------
                    5       SOLE VOTING POWER

                            728,511

                    ------------------------------------------------------------
                    6       SHARED VOTING POWER
  NUMBER OF
   SHARES                   -0-
BENEFICIALLY        ------------------------------------------------------------
  OWNED BY          7       SOLE DISPOSITIVE POWER
    EACH
 REPORTING                  728,511
   PERSON           ------------------------------------------------------------
    WITH            8       SHARED DISPOSITIVE POWER

                            -0-
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


         728,511
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [_]
         N/A
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         14.9%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

SEC 1745 (2-95)
                                Page 2 of 4 pages

                                 AMENDMENT NO. 2
                                       TO
                                  SCHEDULE 13G
                                  ------------

ITEM 1(A). NAME OF ISSUER:

           Motorcar Parts & Accessories, Inc.

ITEM 1(B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

           2727 Maricopa Street
           Torrance, CA 90503

ITEM 2(A). NAME OF PERSON FILING:

           Mel Marks

ITEM 2(B). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

           c/o Motorcar Parts & Accessories, Inc.
           144 Woodbury Road, Suite 34
           Woodbury, NY 11797

ITEM 2(C). CITIZENSHIP:

           United States

ITEM 2(D). TITLE OF CLASS OF SECURITIES:

           Common Stock, $.01 par value

ITEM 2(E). CUSIP NUMBER:

           620071 10 0

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(b), OR 13D-2(b), CHECK WHETHER THE PERSON FILING IS A:

           Not Applicable

ITEM 4.    OWNERSHIP.  As of December 31, 1996:

           (a)        Amount beneficially owned: 728,511

           (b)        Percent of class: 14.9%

SEC 1745 (2-95)
                                Page 3 of 4 pages

           (c)        Number of shares as to which such person has:

                      (i)        Sole power to vote or direct the vote: 728,511

                      (ii)       Shared power to vote or direct the vote: None

                      (iii) Sole power to dispose or direct the disposition of: 728,511

                      (iv)       Shared   power  to   dispose   or  direct   the
                                 disposition of: None

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

           Not Applicable

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

           Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

           Not Applicable

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

           Not Applicable

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP.

           Not Applicable

ITEM 10.   CERTIFICATION.

           Not Applicable

                                    SIGNATURE
                                    ---------

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:     January 28, 1997

                                               /S/ MEL MARKS
                                               ---------------------------
                                                    Mel Marks


SEC 1745 (2-95)
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